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                                                                    EXHIBIT 23.2



INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-88078 of Mobility Electronics, Inc. on Form S-4 of our report, related to iGo Corporation, dated April 5, 2002 (May 3, 2002 as to Note 17 and July 31, 2002 as to Note 19) (which report expresses an unqualified opinion and includes a going concern uncertainty explanatory paragraph and an explanatory paragraph that states that iGo Corporation's 2001 consolidated financial statements have been restated), appearing in the Proxy Statement/Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.

DELOITTE & TOUCHE LLP

Reno, Nevada
August 1, 2002